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Exhibit 99.1

Contact:
Genaera Corporation	Sam Brown Inc. (Media Inquiries)
Investor Relations	Mike Beyer
(610) 941-5675	(773) 463-4211
www.genaera.com	beyer@sambrown.com

GENAERA CORPORATION BOARD OF DIRECTORS AUTHORIZES

REVERSE STOCK SPLIT

Plymouth Meeting, PA - April 26, 2007 - Genaera Corporation (NASDAQ: GENR) today announced that its Board of Directors has authorized the company to implement a one-for-six reverse split of its common stock, effective at the close of trading on May 11, 2007.

On a pre-split basis, Genaera had approximately 104.7 million shares outstanding as of March 31, 2007. As a result of the reverse stock split, every 6 shares of Genaera common stock will be combined into one share of Genaera common stock, reducing the total number of shares outstanding to approximately 17.4 million.

Shares held electronically through a brokerage will be automatically adjusted for the reverse split. Shareholders of record will receive a letter of transmittal from the company's transfer agent, StockTrans, Inc., with instructions about how to exchange shares. Genaera will pay cash in lieu of issuing fractional shares.

Beginning on May 11, 2007, a "D" will be added to the Genaera trading symbol for 20 trading days to designate that shares are trading on a post-split basis. After such time, the symbol will revert to "GENR".

"Adjusting our capital structure in this manner provides the flexibility we need to meet our ongoing financial needs while restoring compliance with NASDAQ listing requirements," said Jack Armstrong, President and Chief Executive Officer of Genaera Corporation. "We've chosen the smallest ratio authorized to minimize the impact on shareholders but believe this will be sufficient to position the Company appropriately and help us build value as we pursue the promise of trodusquemine (MSI-1436) in the clinic."

This action follows shareholder approval, at a Special Meeting of Stockholders held on October 3, 2006, of the grant of discretionary authority to the Board to implement a reverse stock split. Board authority to implement the reverse stock split is in effect until the company's Annual Meeting of Stockholders on May 17, 2007.

About Genaera

Genaera Corporation is a biopharmaceutical company focused on the development of innovative drug candidates in the areas of obesity, metabolic diseases and asthma. The Company is focusing on the development of trodusquemine (MSI-1436) as a treatment for obesity and the continuation of the anti-IL9 antibody program for the treatment of asthma. Genaera's other compounds include LOMUCIM™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; squalamine for the treatment of cancer; and LOCILEX™ (pexiganan acetate), a topical antimicrobial.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.